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                                  EXHIBIT 5.1





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                                                                     EXHIBIT 5.1

                               November 21, 1995


Uranium Resources, Inc.
12750 Merit Drive, Suite 1020
Lock Box 12
Dallas, TX 75251

Gentlemen:

         We have acted as counsel for Uranium Resources, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form S-8 of 50,000 shares of the Company's Common Stock, $0.001 Par Value (the "Shares") covered by a Non-Qualified Stock Option Agreement dated July 31, 1995, between the Company and Wallace M. Mays (the "Option Agreement"). The Registration Statement on Form S-8 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

         We have examined the Certificate of Incorporation, the Bylaws and the Minutes of the Board of Directors of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

         Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Company is authorized to issue and to sell the Shares; and the Shares, when issued pursuant to the terms of the Option Agreement will be fully paid and nonassessable.

         We hereby consent to the use of this opinion as a part of the Registration Statement.

                               Very truly yours,



                               BAKER & HOSTETLER